QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related prospectus of Endocardial Solutions, Inc. for the registration of 3,132,000 shares of its common stock and to the incorporation by reference therein of our report dated January 23, 2002, except for Note 15 as to which the date is February 27, 2002, with respect to the financial statements of Endocardial Solutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota January 21, 2003

QuickLinks

CONSENT OF INDEPENDENT AUDITORS